Exhibits 5.1 and 23.1

[Letterhead of Morgan, Lewis & Bockius LLP]

October 8, 2019

Verizon ABS LLC
One Verizon Way
Basking Ridge, New Jersey 07920

Re:  Verizon Owner Trust 2019-C

Ladies and Gentlemen:

We have acted as special counsel to Verizon ABS LLC, a Delaware limited liability company (the “Depositor”) in connection with the Underwriting Agreement, dated as of October 1, 2019 (the “Underwriting Agreement”), by and among the Depositor, Cellco Partnership d/b/a Verizon Wireless, and each of Barclays Capital Inc., Citigroup Global Markets Inc., MUFG Securities Americas Inc. and RBC Capital Markets, LLC, as representatives of the several underwriters identified therein (collectively, the “Underwriters”), relating to the sale of $1,275,700,000 aggregate principal amount of 1.94% Asset Backed Notes, Class A-1a (the “Class A-1a Notes”), $150,000,000 aggregate principal amount of One-Month LIBOR + 0.42% Asset Backed Notes, Class A-1b (the “Class A-1b Notes” and, together with the Class A-1a Notes, the “Class A Notes”), $98,300,000 aggregate principal amount of 2.06% Asset Backed Notes, Class B (the “Class B Notes”), and $76,000,000 aggregate principal amount of 2.16% Asset Backed Notes, Class C (the “Class C Notes” and, together with the Class A Notes and the Class B Notes, the “Notes”) issued by Verizon Owner Trust 2019-C, a Delaware statutory trust (the “Trust”).  The Notes will be offered and sold to the Underwriters by the Depositor.

In connection with the issuance and sale of the Notes, the Depositor has prepared a prospectus dated October 1, 2019 (together with any documents and other information incorporated therein by reference, each in the form prepared for use by the Underwriters in confirming sales of the Notes, are together called the “Prospectus”).  The Trust was formed pursuant to a Trust Agreement, dated as of August 15, 2019, between the Depositor and Wilmington Trust, National Association, as owner trustee (the “Owner Trustee”), as amended and restated by the Amended and Restated Trust Agreement, dated as of October 8, 2019, between the Depositor and the Owner Trustee.

The Depositor has filed with the Securities and Exchange Commission a registration statement on Form SF-3 (Registration No. 333-224598), as amended by Amendment No. 1 and Amendment No. 2 thereto, for the registration of the Notes and certain other securities under the Securities Act of 1933, as amended (the “Securities Act”).  In this opinion letter, the foregoing registration statement, as so amended, at its

October 8, 2019

effective date, including any documents and other information incorporated therein by reference, is called the “Registration Statement.”  As set forth in the Prospectus, the Notes will be issued pursuant to an Indenture, dated as of October 8, 2019 (the “Indenture”), between the Issuer and U.S. Bank National Association, as indenture trustee (in such capacity, the “Indenture Trustee”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as to the entitlement of the Notes to the benefits of the Indenture and their enforceability against the Issuer in accordance with their terms.

As such counsel, we have examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Depositor as we consider appropriate.  As to all matters of fact, we have entirely relied upon certificates of officers of the Depositor and of public officials, and have assumed, without independent inquiry, the accuracy of those certificates.  In connection with this opinion, we have also examined and relied upon the Registration Statement and the Prospectus.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

Each opinion set forth below relating to the binding effect of the Notes is subject to the following general qualifications:

(i)
the enforceability of any obligation of the Trust or otherwise may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling or other laws and rules affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights); and

(ii)
the enforcement of any rights may in all cases be subject to an implied duty of good faith and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

This opinion letter is limited solely to the internal, substantive laws of the State of New York as applied by courts located in New York without regard to choice of law.

Based upon and subject to the foregoing, we are of the opinion that the Notes, when duly authorized by all requisite statutory trust action on the part of the Trust, executed by the Owner Trustee and authenticated by the Indenture Trustee in accordance with the Indenture, and delivered against payment of the purchase price therefor as described in the Underwriting Agreement, will be entitled to the benefits of the Indenture and will constitute the binding obligations of the Trust, enforceable against the Trust in accordance with their terms.

October 8, 2019

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Opinions” in the Prospectus.  In rendering the foregoing opinions and giving such consent, we do not admit that we are “experts” within the meaning of the Securities Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP